EXHIBIT 11.1

                 BROOKS FIBER PROPERTIES, INC. AND SUBSIDIARIES
              Statement Regarding Computation of Earnings Per Share
 For the Year Ended December 31, 1995 and the Three Months Ended March 31, 1996

Shares outstanding - January 1, 1995...............................   1,162,800

Weighted average number of common and common equivalent
  shares issued (1)................................................  18,360,784

Weighted average number of common and common equivalent shares outstanding - December 31, 1995..................................  19,523,584

Net loss for the year ended December 31, 1995...................... $(9,551,000)

Pro forma loss per common and common equivalent share
  for the year ended December 31, 1995............................. $      (.49)

Weighted average number of common and common equivalent shares outstanding - March 31, 1996(1)..................................  19,523,584

Net loss for the three months ended March 31, 1996................. $(6,640,000)

Pro forma loss per common and common equivalent share
  for the three months ended March 31, 1996........................ $      (.34)

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(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options, warrants, and Preferred Stock. Common equivalent shares from convertible Preferred Stock (using the if converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible Preferred Stock which will be automatically converted at the date of issuance is included even though inclusion may be antidilutive. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted at prices below the initial public offering price of $27.00 per share during the twelve-month period preceding the date of the Company's initial filing of the Registration Statement related to such initial public offering have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of 1995 and for the first quarter of 1996.